Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of
The Toro Company:

We consent to incorporation by reference in the Registration Statements (Nos. 333-119504 and 333-119506) on Form S-8 of The Toro Company, of our report dated June 28, 2007, relating to the statements of net assets available for benefits of The Toro Company Profit-Sharing Plan for Plymouth Union Employees as of December 31, 2006 and 2005, the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental schedule as of December 31, 2006, which report appears in the December 31, 2006 annual report on Form 11-K of The Toro Company Profit-Sharing Plan for Plymouth Union Employees.

/s/ KPMG LLP

Minneapolis, Minnesota
June 28, 2007